EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for Fourth Quarter and Year 2010
Salt Lake City, Utah - In the fourth calendar quarter (4Q) 2010 and year of 2010, Utah Medical Products, Inc.’s (Nasdaq: UTMD) changes in financial results compared to the same time period in the prior calendar year were as follows:
	4Q (October – December)	Year (January – December)
Sales:	( 4%)	( 3%)
Gross Profit:	( 5%)	( 4%)
Operating Income:	( 8%)	( 5%)
Net Income:	( 2%)	( 4%)
Earnings Per Share:	( 2%)	( 4%)

Profitability measures compared to the same time periods in the prior calendar year were as follows:
	4Q10	4Q09	2010	2009
Gross Profit Margin (GPM):	52.9%	53.2%	52.6%	53.2%
Operating Profit Margin (OPM):	35.1%	36.6%	35.5%	36.4%
Net Profit Margin (NPM):	24.3%	23.8%	23.9%	24.1%

According to CEO Kevin Cornwell,
“Despite the decline of sales and eps in 2010, UTMD’s profitability demonstrated continued excellent overall performance. Domestic sales declined as U.S. hospitals have reduced utilization of physician-preference specialty devices. UTMD’s sales growth came in areas where it has its lowest profit margins, primarily internationally where UTMD sells through third party distributors.
The expansion of facilities in Utah and the consolidation of Oregon operations into Utah were completed in 2010. The full benefit of the consolidation will not be realized until 2011.

We invite shareholders to read UTMD’s SEC Form 10-K which will be published before March 16 to obtain more details regarding 2010 performance and management projections for 2011. UTMD’s focus remains on creating excellent long term shareholder value through providing highly reliable devices that help clinicians improve care and lower overall health care costs. We appreciate the continued confidence that our shareholders have demonstrated in the Company’s prospects for future success.”

Sales.
Compared to 4Q 2009, total 4Q 2010 international sales were $143,000 higher and total domestic sales were $428,000 lower.  For the year of 2010 compared to 2009, international sales were $399,000 or 5% higher while domestic sales were $1,194,000 or 6% lower.

Domestic sales include domestic direct sales (sales to U.S. end users) and domestic OEM sales (sales to other companies where products are components of their finished product offerings).  For 4Q 2010 compared to 4Q 2009, domestic direct sales were 9% lower and OEM sales were 15% lower.  For the year, domestic direct sales were down 6% as a result of lower utilization, reduced prices and group purchasing organization restrictions of clinician choice in U.S. hospitals. For the year, domestic OEM sales were down 7% as UTMD sales of components to other medical device firms were down about 11% and sales of molded parts to non-medical device firms, previously provided by UTMD’s Oregon facility, were up 7%.

U.S. dollar denominated sales of devices to international customers by UTMD’s Ireland facility were up 21% in 4Q 2010, but were down 1% for the year.  In Euro terms, UTMD Ltd 4Q 2010 sales were up 33% and were up 5% for the year.  The substantial difference was due to the fact that the average currency exchange rate in 2010 was 1.3223 USD/Euro compared to 1.4068 USD/Euro in 2009.  In other words, UTMD’s sales would have been $199,000 higher in 2010 with the same exchange rate as in the prior year.

Gross Profit.
UTMD did not achieve the marginal improvement in manufacturing costs it targeted for 2010.  A redundant Oregon operation was supported through May, and the transferred portion of molding to Utah did not move up the learning curve as quickly as expected.  A 9% reduction in inventories while sales also declined meant there was less absorption of fixed manufacturing overheads. Also, costs of raw materials from vendors increased more than expected.

In 2H 2010 after review of accounting principles, UTMD reallocated expenses of shipping products to customers previously included in cost of goods sold (manufacturing expense) to sales and marketing (operating expense).  The net impact of this accounting change was to increase the Company’s gross profit margin by about 0.6% for the year relative to what it would have been prior to the reallocation of shipping expenses. The following table illustrates the change:

(in thousands)	4Q 2010	4Q 2009	2010	2009
CGS Expenses (prior to reallocation)	$ 2,995	$ 3,038	$ 12,052	$ 12,127
% of sales:	48.2%	46.8%	48.0%	46.8%
Reallocated shipping costs	$ (71)		$ (141)
CGS Expenses (as reported)	$ 2,924	$ 3,038	$ 11,911	$ 12,127
% of sales:	47.1%	46.8%	47.4%	46.8%

The reallocation of shipping expenses from CGS to operating expense does not affect reported operating income, earnings before taxes, profits after tax or earnings per share.

Operating Profit.
Because of lower sales, operating expenses in 2010 were 17.1% of sales compared to 16.8% of sales in 2009 even though total 2010 operating expenses were $70,000 lower than in 2009.  R&D (research and development) expenses were 1.6% of sales compared to 1.4% in 2009.  S&M (sales and marketing) expenses were 6.1% of sales in both years. G&A (general and administrative) expenses were 9.4% of sales in 2010 compared to 9.3% in 2009.  The OPM in 2010 was 35.5% of sales compared to 36.4% in 2009 primarily because of the lower 2010 GPM (higher manufacturing costs relative to sales).

Net Profit.
Lower non-operating income by $29,000 compared to the previous year was offset by a lower income tax provision rate. The lower non-operating income resulted from low interest rates on UTMD’s excess cash deposits. The consolidated income tax rate for the year was 33.5% compared to 34.7% in 2009.  The lower tax provision rate was due mainly to a larger portion of consolidated taxable income generated in Ireland at much lower income tax rates than in the U.S. UTMD’s NPM for 2010 of 23.94% closely met its previously announced target of 24% of sales.  In 2009, the NPM was 24.1%.

Earnings Per Share (EPS).
Outstanding shares at the end of 2010 were 3,618,800. The number of shares used for calculating earnings per share was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options.  The total number of outstanding unexercised employee and outside director options at December 31, 2010 was 216,900 shares at an average exercise price of $24.75/ share, including shares awarded but not vested. This compares to 241,700 unexercised option shares outstanding at the end of 2009. UTMD=s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating EPS was 24,900 in 4Q 2010 compared to 36,700 in 4Q 2009, and 22,500 in 2010 compared to 22,300 in 2009.  UTMD’s dividends paid to shareholders during 2010 were 101% of EPS.

During 2010, UTMD repurchased only 17,600 of its shares in the open market at an average cost of $24.98 per share. No shares were repurchased during 4Q 2010. The Company retains the financial ability for repurchasing its shares when they seem undervalued. The closing share price at the end of 2010 was $26.88, down 8% from $29.32 at the end of 2009.

Highlights regarding changes in UTMD’s Balance Sheet during 2010 include:
1)  Cash and investments balances decreased only by $0.7 million after the Company spent $6.0 million making dividend payments to shareholders and $0.4 million repurchasing its shares in the open market.
2)  The Ireland loan balance declined $0.5 million or 33% in U.S. Dollar terms. The loan obligation is held in EURO currency. In EURO terms, 27% of the 12-31-09 loan balance was repaid in 2010.
3)  In another difficult year for the liquidity of customers, UTMD incurred less than $9 in bad debt write-offs, and simultaneously reduced its year-end aged over-90 days A/R balances to 1.5% of total receivables.
4)  UTMD was able to reduce inventories by 9% even though sales declined only by 3%.

Financial ratios as of December 31, 2010 which may be of interest to shareholders follow:
1)  Current Ratio = 13.2
2)  Days in Receivables (based on 4Q sales activity) = 42
3)  Average Inventory Turns (based on 2010 CGS) = 3.7
4)  2010 ROE = 16% (prior to payment of dividends)

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, government health care “reforms”, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been and will be outlined in UTMD=s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers.  For more information about Utah Medical Products, Inc., visit UTMD=s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Fourth Quarter (3 months ended December 31)
(in thousands except earnings per share):
	4Q 2010	4Q 2009	Percent Change
Net Sales	$6,208	$6,493	(4.4%)
Gross Profit	3,284	3,455	(4.9%)
Operating Income	2,181	2,376	(8.2%)
Income Before Tax	2,233	2,376	(6.0%)
Net Income	1,509	1,547	(2.5%)
Earnings Per Share	$0.414	$0.424	(2.3%)
Shares Outstanding (diluted)	3,642	3,647

INCOME STATEMENT, Year (12 months ended December 31)
(in thousands except earnings per share):
	2010	2009	Percent Change
Net Sales	$25,121	$25,916	(3.1%)
Gross Profit	13,209	13,789	(4.2%)
Operating Income	8,922	9,432	(5.4%)
Income Before Tax	9,041	9,580	(5.6%)
Net Income	6,014	6,258	(3.9%)
Earnings Per Share	$1.651	$1.724	(4.2%)
Shares Outstanding (diluted)	3,643	3,630

BALANCE SHEET
(in thousands)
	(audited) DEC 31, 2010	(unaudited) SEP 30, 2010	(audited) DEC 31, 2009
Assets
Cash & Investments	$18,536	$21,351	$19,255
Receivables, Net	3,163	2,866	3,157
Inventories	3,097	3,270	3,407
Other Current Assets	346	474	414
Total Current Assets	25,142	27,961	26,233
Property & Equipment, Net	8,750	8,892	8,133
Intangible Assets, Net	7,346	7,357	7,388
Total Assets	$41,238	$44,210	$41,754
Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$ 1,688	$ 2,423	$ 1,497
Current Portion of Note Payable	215	231	264
Total Current Liabilities	1,903	2,654	1,761
Note Payable (excluding current portion)	909	1,037	1,403
Deferred Income Taxes	634	741	609
Stockholders’ Equity	37,792	39,778	37,981
Total Liabilities & Shareholders’ Equity	$41,238	$44,210	$41,754